EXHIBIT 10.48

AFFINITY GAMING
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135

February 25, 2014

Via E-Mail, only
Donna Lehmann
9501 Scenic Sunset Dr.
Las Vegas, NV 89117

Dear Donna:

This letter, when counter-signed by you, shall serve as (i) the Fourth Amendment to the Letter Agreement dated as of January 11, 2011, and amended as of May 6, 2011, October 31, 2011 and December 27, 2012, by and between you and Affinity Gaming, formerly known as Herbst Gaming, LLC (the “Company”), and governing the terms and conditions of your employment with the Company (the “Letter Agreement”); (ii) the Third Amendment to the Executive Severance Agreement by and between you and the Company, dated as of January 11, 2011, and amended October 31, 2011 and December 27, 2012, and governing the terms and conditions of your separation from employment with the Company (the “Executive Severance Agreement”); and (iii) the Third Amendment to the Duty of Loyalty Agreement by and between you and the Company, dated as of January 11, 2011, and amended October 31, 2011 and December 27, 2012, and governing certain restrictions pertaining to the terms and conditions of your employment and your separation from employment with the Company (the “Duty of Loyalty Agreement”).

1.
All capitalized terms set forth herein, unless otherwise hereinafter defined, shall have the same meaning as given them in the Letter Agreement, Severance Agreement and Duty of Loyalty Agreement, respectively.

2.
Paragraph 2(a) of the Letter Agreement and paragraph 3(a) of the Executive Severance Agreement are hereby further amended to provide that your employment will terminate at the close of business on February 15, 2015.

3.
Paragraph 3(a) of the Letter Agreement is hereby further amended to provide that, effective January 1, 2014, your base salary will be paid at the rate of Three Hundred Forty Thousand Dollars ($340,000.00) per annum, and effective February 16, 2014, your base salary will be paid at the rate of Three Hundred Seventy-three Thousand Dollars ($373,000.00) per annum.

4.	Paragraph 3(b) of the Letter Agreement is hereby amended and restated to read as follows:

(b)
You will be eligible to receive an annual bonus, according to the Company’s practices in effect from time to time, and subject to applicable taxes, which will be determined based on the Company’s actual performance with respect to specified objectives for the applicable fiscal year relative to a budget for such fiscal year that has been approved by the Board, and your performance, with a guarantee of twenty percent (20%) of your base salary and eligibility for an additional thirty percent (30%) of your base salary for a maximum bonus of fifty percent (50%) of your base salary. Unless otherwise provided in the Executive Severance Agreement, discretionary bonuses are not earned or paid on a pro-rated basis and are subject to your continued employment at the time of payment.

5.
Contemporaneous with its approval of this Agreement, the Compensation Committee of the Board shall grant you options to purchase the Company’s common stock having an aggregate market value of no less than One Hundred Fifty Thousand Dollars ($150,000.00).  Such stock options will be granted pursuant to the Affinity Gaming 2011 Long Term Incentive Plan, shall have an exercise price of $11.61 per share, and shall be subject to the terms of the plan and an award agreement that shall include, without limitation, vesting in equal installments over three (3) years.

6.
As additional consideration for entering into this Agreement, the Company will pay to you on February 15, 2015, a one-time bonus in the amount of Seventy-five Thousand Dollars ($75,000.00), subject to applicable withholdings, provided you remain employed by the Company to that date (the “Stay-on Bonus”).

7.	Subparagraph 4(a)(i) of the Executive Severance Agreement is hereby amended and restated to read as follows:

(i)	continued payment of the Executive’s Salary for the greater of six (6) months or the remainder of the Term; and

8.	Subparagraph 4(a)(iii) of the Executive Severance Agreement is hereby amended and restated to read as follows:

(iii)
if the Executive’s employment is terminated without Cause at any time prior to the end of the Term, she shall be paid both the Stay-on Bonus and the guaranteed twenty percent (20%) of her base salary payable pursuant to Section 3(b) of the Letter Agreement as an annual bonus, pro-rated to reflect the portion of the Term she was employed prior to termination. The Stay-on Bonus shall be paid upon termination and the pro-rated annual bonus shall be paid at the same time as annual bonuses are paid to other executives of the Company.

9.
The references in the Letter Agreement to the Executive Severance Agreement and Duty of Loyalty Agreement, respectively, shall mean the Executive Severance Agreement and the Duty of Loyalty Agreement, respectively, between you and the Company dated as of January 11, 2011, and amended as of October 31, 2011, December 27, 2012 and this date. The references in the Executive Severance Agreement to the Letter Agreement shall mean the Letter Agreement between you and the Company dated as of January 11, 2011, amended as of May 6, 2011, October 31, 2011 and December 27, 2012, and further amended as of this date. The references in the Executive Severance Agreement to the Duty of Loyalty Agreement shall mean the Duty of Loyalty Agreement between you and the company dated as of January 11, 2011 and amended as of October 31, 2011, December 27, 2012, and this date. The references in the Duty of Loyalty Agreement to the Letter Agreement shall mean the Letter Agreement between you and the Company dated as of January 11, 2011, amended as of May 6, 2011, October 31, 2011 and December 27, 2012, and further amended as of this date. The references in the Duty of Loyalty Agreement to the Executive Severance Agreement shall mean the Executive Severance Agreement between you and the company dated as of January 11, 2011 and amended as of October 31, 2011, December 27, 2012, and this date.

Except as specifically set forth in paragraphs 1 through 9 herein, all other terms and conditions of the Letter Agreement, Executive Severance Agreement and Duty of Loyalty Agreement shall remain unchanged.

Sincerely,

David D. Ross
Chief Executive Officer

ACCEPTED and AGREED TO this 25th day of February, 2014:

/s/ Donna Lehmann
Donna Lehmann